Exhibit 107

Calculation of Filing Fee Tables

Form S-1

Company Name

Black Unicorn Factory

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate		Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(o)	3,000,000	$15.00	$10,000,000	0.00015310		$1,531.00
	Equity	Underwriters’ Warrant(3)	Rule 457(g)
	Equity	Class A Ordinary shares underlying Underwriters’ Warrant (4)	Rule 457(g)	-	$-	$1,250,000.00	0.00015310		$191.38
Total Offering Amounts – $45,000,000.00						$11,250,000.00	0.00015310		$1,722.38
Total Fees Previously Paid									0
Total Fee Offsets								$	N/A
Net Fee Due – $6,642.00									$0

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 (the “Securities Act”), as amended.

(2) Pursuant to Rule 416 under the Securities Act, as amended, there is also being registered hereby such indeterminate number of additional Class A Ordinary Shares of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(3) No fee required pursuant to Rule 457(g) under the Securities Act.

(4) Represents Class A Ordinary Shares underlying warrants issuable to the representative of the several underwriters to purchase up to an aggregate of 10% of the Class A Ordinary Shares sold in the offering (including any Class A Ordinary Shares pursuant to the exercise of the over-allotment option) at an exercise price equal to 125% of the public offering price. The warrants will be exercisable at any time after six months after the date of the closing of this offering and will expire seven years from the date of closing of this offering, and may be exercised on a cashless basis.